Exhibit (i)

K&L Gates LLP One Lincoln Street Boston, Ma 02111-2959 T +1 617.261.3100 klgates.com

March 23, 2023

DriveWealth ETF Trust

15 Exchange Place

10th Floor

Jersey City, NJ, 07302

Ladies and Gentlemen:

We have acted as counsel to DriveWealth ETF Trust, a Delaware statutory trust (the “Trust”), in connection with Pre-Effective Amendment No. 1 (the “Pre-Effective Amendment”) to the Trust's registration statement on Form N-1A (File Nos. 333-268359; 811-23837) (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about March 23, 2023, registering an indefinite number of shares of beneficial interest in the series of the Trust listed in Schedule A to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in connection with the Trust’s filing of Pre-Effective Amendment at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the relevant portions of the prospectus and statement of additional information (collectively, the “Prospectus”) filed as part of the Pre-Effective Amendment;

(ii)	the declaration of trust, as amended, and bylaws of the Trust in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the trustees of the Trust relating to the Pre-Effective Amendment, the establishment and designation of the Fund and the Shares, and the authorization for issuance and sale of the Shares.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

K&L Gates LLP One Lincoln Street Boston, Ma 02111-2959 T +1 617.261.3100 klgates.com

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Pre-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Pre-Effective Amendment will be validly issued, and (2) such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust or its creditors solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Pre-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Pre-Effective Amendment. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP One Lincoln Street Boston, Ma 02111-2959 T +1 617.261.3100 klgates.com

Schedule A

DriveWealth ICE 100 Index ETF